Contacts

EpiCept Corporation:	Investors:
777 Old Saw Mill River Road	Lippert/Heilshorn & Associates
Tarrytown, NY 10591	Kim Sutton Golodetz
Robert W. Cook	(212) 838-3777
(914) 606-3500	kgolodetz@lhai.com
rcook@epicept.com
or
Bruce Voss
(310) 691-7100
bvoss@lhai.com
Media:
Feinstein Kean Healthcare Greg Kelley (617) 577-8110 gregory.kelley@fkhealth.com

EpiCept Receives Nasdaq Listing Notices
Company has until April 2011 to Regain Compliance

TARRYTOWN, N.Y. (October 8, 2010) – EpiCept Corporation (Nasdaq and OMX Nordic Exchange: EPCT) today announced that it has received two letters from the Nasdaq Listing Qualifications Department. One letter states that EpiCept is not in compliance with the continued listing requirements of The Nasdaq Capital Market because the bid price of EpiCept’s common stock has closed below the minimum $1.00 per share requirement for 30 consecutive business days (pursuant to Listing Rule 5550(a)(2)).

Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), EpiCept has been provided a period of 180 calendar days, or until April 4, 2011, to regain compliance with the minimum bid price rule. If at any time before April 4, 2011, the bid price of EpiCept’s common stock closes at $1.00 per share or higher for a period determined by Nasdaq (which shall be a minimum of 10 consecutive business days), Nasdaq will provide written notification to EpiCept that it complies with the Rule.

In the event that EpiCept does not regain compliance with the minimum bid price rule by April 4, 2011, Nasdaq will determine whether EpiCept meets the initial listing criteria, with the exception of bid price, for The Nasdaq Capital Market and, if it does, EpiCept will be granted an additional compliance period of 180 calendar days.

The second letter from Nasdaq states that EpiCept is not in compliance with the continued listing requirements of The Nasdaq Capital Market because the market value of EpiCept’s listed securities has fallen below $35 million for 30 consecutive business days (pursuant to Listing Rule 5550(b)(2)).

Pursuant to Nasdaq Listing Rule 5810(c)(3)(C), EpiCept has been provided a period of 180 calendar days, or until April 4, 2011, to regain compliance with the market value standard. If at any time before April 4, 2011, the market value of EpiCept’s listed securities closes at $35 million or more for a period determined by Nasdaq (which shall be a minimum of 10 consecutive business days), Nasdaq will provide written notification to EpiCept that it complies with the Rule.

In the event that EpiCept does not regain compliance with the market value standard by April 4, 2011, EpiCept will receive written notice that its securities will be subject to delisting.

In the event that EpiCept is not eligible for the minimum bid price additional compliance period, or if EpiCept does not regain compliance with the market value standard by April 4, 2011, EpiCept will have the right to appeal a determination to delist EpiCept’s securities. EpiCept’s securities would remain listed on The Nasdaq Capital Market until the completion of the appeal process.

The Company is focused on regaining compliance with Nasdaq’s requirements as soon as possible.

About EpiCept Corporation

EpiCept is focused on the development and commercialization of pharmaceutical products for the treatment of cancer and pain. The Company’s lead product is Ceplene®, which has been granted full marketing authorization by the European Commission for the remission maintenance and prevention of relapse in adult patients with Acute Myeloid Leukemia (AML) in first remission. The Company has two oncology drug candidates currently in clinical development that were discovered using in-house technology and have been shown to act as vascular disruption agents in a variety of solid tumors. The Company’s pain portfolio includes EpiCept™ NP-1, a prescription topical analgesic cream in late-stage clinical development designed to provide effective long-term relief of pain associated with peripheral neuropathies.

Forward-Looking Statements

This news release and any oral statements made with respect to the information contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements which express plans, anticipation, intent, contingency, goals, targets, future development and are otherwise not statements of historical fact. These statements are based on our current expectations and are subject to risks and uncertainties that could cause actual results or developments to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Factors that may cause actual results or developments to differ materially include: the risk that Ceplene® will not receive regulatory approval or marketing authorization in the United States or Canada, the risk that Ceplene® will not achieve significant commercial success, the risk that any required post-approval clinical study for Ceplene® will not be successful, the risk that we will not be able to maintain our final regulatory approval or marketing authorization for Ceplene®, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, the risks associated with our ability to continue to meet our obligations under our existing debt agreements, the risk that Azixa™ will not receive regulatory approval or achieve significant commercial success, the risk that we will not receive any significant payments under our agreement with Myrexis, the risk that the development of our other apoptosis product candidates will not be successful, the risk that clinical trials for EpiCeptTM NP-1 or crolibulinTM will not be successful, the risk that EpiCept™ NP-1 or crolibulinTM will not receive regulatory approval or achieve significant commercial success, the risk that we will not be able to find a partner to help conduct the Phase III trials for EpiCept™ NP-1 on attractive terms, a timely basis or at all, the risk that our other product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later stage clinical trials, the risk that we will not obtain approval to market any of our product candidates, the risks associated with dependence upon key personnel, the risks associated with reliance on collaborative partners and others for further clinical trials, development, manufacturing and commercialization of our product candidates; the cost, delays and uncertainties associated with our scientific research, product development, clinical trials and regulatory approval process; our history of operating losses since our inception; the highly competitive nature of our business; risks associated with litigation; the risk that our securities may be delisted from Nasdaq; and risks associated with our ability to protect our intellectual property. These factors and other material risks are more fully discussed in our periodic reports, including our reports on Forms 8-K, 10-Q and 10-K and other filings with the U.S. Securities and Exchange Commission. You are urged to carefully review and consider the disclosures found in our filings which are available at www.sec.gov or at www.epicept.com. You are cautioned not to place undue reliance on any forward-looking statements, any of which could turn out to be wrong due to inaccurate assumptions, unknown risks or uncertainties or other risk factors.

*Azixa is a registered trademark of Myrexis, Inc.

# # #

EPCT-GEN